NAME OF REGISTRANT:
Templeton Emerging Markets Fund
File No. 811-04985

EXHIBIT ITEM No. 77(c): Matters Submitted to a Vote of Security Holders


An Annual Meeting of Shareholders of Templeton Emerging Markets Fund (the "Fund") was held at the Fund's offices, 500 East Broward Blvd., Fort Lauderdale, Florida, on February 25, 2005. The purpose of the meeting was to elect four Trustees of the Fund. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Harris J. Ashton, Frank J. Crothers, S. Joseph Fortunato and Edith E. Holiday.* No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:


                                                 % of       % of Shares                      % of        % of Shares
                                              Outstanding   Present and                   Outstanding    Present and
Term Expiring 2008               For            Shares         Voting       Withheld        Shares         Voting
------------------------- ------------------ -------------- ------------- -------------- -------------- --------------
Harris J. Ashton           14,285,941.8329      80.75%         97.95%     298,801.7521      1.69%          2.05%
Frank J. Crothers          14,447,401.8329      81.66%         99.06%     137,341.7521      0.78%          0.94%
S. Joseph Fortunato        14,284,438.8329      80.74%         97.94%     300,304.7521      1.70%          2.06%
Edith E. Holiday           14,299,253.8329      80.82%         98.04%     285,489.7521      1.61%          1.96%


*Gordon S. Macklin, Fred R. Millsaps, Frank A. Olson and Constantine D. Tseretopoulos currently serve as Independent Trustees. Harmon E. Burns and Charles B. Johnson currently serve as Interested Trustees. Their terms of office continued after the Annual Meeting of Shareholders.